Exhibit 5.4

201 ST. CHARLES AVENUE SUITE 3600 NEW ORLEANS, LOUISIANA 70170 PHONE: 504.566.5200 FAX: 504.636.4000 www.bakerdonelson.com

May 21, 2015

VIA EMAIL

Morrison & Foerster LLP

425 Market St.

San Francisco, CA 94105

Re:	Offering of Boyd Gaming Corporation 6.875% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as special Louisiana counsel for Boyd Gaming Corporation, a Nevada corporation (the “Company”), Boyd Louisiana Racing, L.L.C., a Louisiana limited liability company (“Boyd Louisiana Racing”), Treasure Chest Casino, L.L.C., a Louisiana limited liability company (“Treasure Chest”), Boyd Racing, L.L.C., a Louisiana limited liability company (“Boyd Racing”), and Red River Entertainment of Shreveport, L.L.C., a Louisiana limited liability company (“Red River Entertainment” and, together with Boyd Louisiana Racing, Treasure Chest and Boyd Racing, the “Louisiana Subsidiaries”) with the filing by the Louisiana Subsidiaries (and certain other subsidiaries of the Company) of a shelf registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and prospectus supplement dated May 7, 2015 (the “Prospectus Supplement”), relating to the offering of $750,000,000 aggregate principal amount of the Company’s 6.875% Senior Notes due 2023 (the “Notes”). The transaction contemplated under the Registration Statement is referred to as the “Offering”.

ARTICLE I

BACKGROUND

1.1 Proceedings. In our capacity as special Louisiana counsel, we are familiar with the proceedings taken and proposed to be taken by the Louisiana Subsidiaries in connection with the Offering and the authorization and issuance of the guarantees of the Notes, all as referenced in the Registration Statement. For purposes of this Opinion Letter, and except to the extent set forth in the opinions expressed below, we have assumed all such proceedings have been or will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.

1.2 Transaction Documents. We have acted as local Louisiana counsel to the Louisiana Subsidiaries in connection with the review or preparation of the following documents relating to the Offering:

ALABAMA  —  FLORIDA   —  GEORGIA  —  LOUISIANA  —   MISSISSIPPI  —  TENNESSEE  —  TEXAS  —   WASHINGTON, D.C.

Morrison & Foerster LLP

May 21, 2015

(a)	the Registration Statement;

(b)	the Prospectus Supplement

(c)	the Base Indenture among the Company, the Guarantors and Wilmington Trust, National Association, as Trustee, as supplemented by the Supplemental Indenture (the “Indenture”); and

(d)	the Note Guarantees, whose terms are set forth in the Indenture.

The documents described in items (b) through (d) above are referred to in this Opinion Letter as the “Transaction Documents.”

1.3 Authority Documents. For purposes of rendering our opinion set forth herein, we have also examined originals or copies of the following documents (collectively, the “Authority Documents”):

(a)	Certificates of Good Standing of each of the Louisiana Subsidiaries, dated April 7, 2015, issued by the Louisiana Secretary of State, copies of which are attached hereto as Exhibit A (the “Certificates of Good Standing”);

(b)	Certified Copies of the Articles of Organization and all amendments thereto of each of the Louisiana Subsidiaries, certified by the Louisiana Secretary of State on April 7, 2015;

(c)	Operating Agreement of each of the Louisiana Subsidiaries, certified by each Louisiana Subsidiary as being true and correct;

(d)	Resolutions of each of the Louisiana Subsidiaries dated April 29, 2015; and

(e)	such other documents, agreements, instruments, certificates and records as we have deemed necessary or appropriate for the purpose of issuing this opinion letter.

1.4 Opining Jurisdiction. The law covered by the opinions expressed in this Opinion Letter (the “Law”) is limited to the Law of the State of Louisiana (the “State”). We express no opinion concerning the Laws of any other jurisdiction, or the effect thereof. We further express no opinion concerning the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with any of the foregoing.

1.5 Scope of Review. In connection with the opinions hereinafter set forth, we have limited the scope of our review of the documents related to the Offering to photocopies of the Transaction Documents. In addition, in connection with the opinions hereinafter set forth, we have reviewed and relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including the Authority Documents and certificates of representatives of the Company, as we have deemed appropriate as a basis for the opinions hereinafter set forth. Additionally, we have given consideration to such matters of law and fact, as we have deemed appropriate, in our professional judgment, to render such opinions.

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May 21, 2015

1.6 Reliance Without Investigation. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

1.7 Actual Knowledge. As used in this Opinion Letter, the phrase “Actual Knowledge” means the conscious awareness of facts or other information, without inquiry, by the lawyer(s) in this firm primarily responsible for the representation of the Louisiana Subsidiaries.

ARTICLE II

ASSUMPTIONS

2.1 Assumptions. In rendering the opinions expressed herein, we have relied, without investigation, upon the assumptions set forth below unless in a given case the particular assumption states, directly or in practical effect, any legal conclusion expressed in the opinion:

(a)	Natural persons who are involved in the Offering on behalf of the Louisiana Subsidiaries have sufficient legal capacity to enter into and perform the Offering or to carry out their role in it.

(b)	The obligations of each party set forth in the documents we have reviewed are its valid and binding obligations, enforceable against such party in accordance with their respective terms.

(c)	Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine. The form and content of all Transaction Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this Opinion Letter from the form and content of such Transaction Documents as executed and delivered.

(d)	Each Authority Document is accurate, complete, and authentic and all official public records (including their proper indexing and filing) are accurate and complete.

(e)	There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Authority Documents.

(f)	The Transaction Documents were duly authorized, executed and delivered by the parties thereto (other than the Louisiana Subsidiaries).

(g)	Adequate value has been given to each Louisiana Subsidiary pursuant to the Transaction Documents.

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May 21, 2015

(h)	Each party has acted in good faith and without notice of any defense against the enforcement of any rights created by, or adverse claim to any property or security interest transferred or created as part of, the transactions contemplated by the Transaction Documents, and the parties will act at all times in good faith and in a commercially reasonable manner.

(i)	Except with regard to the Louisiana Subsidiaries, each party to the Transaction Documents is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization.

(j)	The absence of any other documents, instruments, records, agreements or understandings that alter, modify or change in any way the validity or accuracy of the representations made to us orally or as set forth in any documents, instruments, records or agreements provided to or reviewed by us.

We have no Actual Knowledge that the foregoing assumptions are false. We have no Actual Knowledge of facts that, under the circumstances, would make our reliance on the foregoing assumptions unreasonable.

ARTICLE III

OPINIONS

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, we are of the following opinions:

3.1 Based solely on the Authority Documents, each of the Louisiana Subsidiaries is validly existing and in good standing under the laws of the State of Louisiana.

3.2 Each of the Louisiana Subsidiaries has the limited liability company power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder, including the guarantee of the Notes.

3.3 The execution and delivery by each of the Louisiana Subsidiaries of the Transaction Documents to which it is a party and the performance by such Louisiana Subsidiary of its obligations thereunder, including the guarantee of the Notes, (a) have been duly authorized by such Louisiana Subsidiary and (b) do not violate the Authority Documents of such Louisiana Subsidiary.

3.4 Each of the Louisiana Subsidiaries has duly executed and delivered the Transaction Documents to which it is a party.

3.5 The guarantee of the Notes set forth in the Transaction Documents will constitute a binding obligation of such Louisiana Guarantor.

Morrison & Foerster LLP

May 21, 2015

ARTICLE IV

QUALIFICATIONS

Notwithstanding any provision in this Opinion Letter to the contrary, the foregoing opinions are subject to the following additional qualifications:

4.1 This Opinion Letter is subject to the effect of bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally.

4.2 This Opinion Letter is subject to the effect of general principles of equity, whether applied by a court of law or equity. No opinion is rendered herein regarding the availability of the remedies of specific performance or receivership.

4.3 We express no opinion on the enforceability of the Transaction Documents except as set forth in Opinion 3.5. We express no opinion as to the availability of any remedies contained in the Transaction Documents.

4.4 To the extent that any of the Transaction Documents purport to waive or to affect the rights of third parties who are not signatories to the Transaction Documents, such provisions of the Transaction Documents are not enforceable against such third parties.

4.5 We also advise, but in doing so do not limit our foregoing opinions, that LAC Title 42 Parts VII and XIII Chapter 25 contains specific regulations concerning loans and restrictions on licensees. Pursuant to these and other regulations and its plenary power to regulate gaming, the Louisiana Gaming Control Board (the “Board”) may require rescission of any such loan transaction that is inimical to the public health, safety, morals, good order or general welfare of the people of the State of Louisiana or would reflect, or tend to reflect, discredit upon the State of Louisiana or the gaming industry. We are not aware of any facts or circumstances that would cause us to believe the Board would require such a rescission with respect to guarantee of the Notes.

4.6 We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities or bankruptcy laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

ARTICLE V

ADDITIONAL CONSIDERATIONS

5.1 Disclaimer of Implied Opinions. This Opinion Letter is presumed to deal only with the specific legal issues that are addressed by it. Accordingly, any express opinion concerning a particular legal issue is presumed not to address any other matters. Even if this presumption against opinion by implication can be overcome by compelling rebuttal, the legal issues specified in the foregoing paragraphs are covered only if and to the extent any such issue is specifically addressed in this Opinion Letter.

Morrison & Foerster LLP

May 21, 2015

5.2 Expression of Professional Judgment. The opinions contained in this Opinion Letter are expressions of professional judgment regarding the legal matters addressed and not guarantees that a court will reach any particular result.

5.3 Effective Date; No Obligation to Update. This Opinion Letter is rendered as of its date, and we express no opinion as to circumstances or events which may occur subsequent to the date that the Registration Statement is declared effective. Further, we undertake no, and hereby disclaim any, obligation to advise you of any changes in or any new developments which might affect any matters or Opinions set forth herein.

5.4 Reliance. We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. The addressee hereof may rely on this Opinion Letter for the sole purpose of rendering its Opinion Letter to the Company relating to the validity of the Notes, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Baker, Donelson, Bearman, Caldwell &

Berkowitz, PC

Baker, Donelson, Bearman, Caldwell &

Berkowitz, PC